Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 investor@pondel.com

Electro Rent Reports Fiscal 2015 Third Quarter Financial Results

VAN NUYS, Calif. - April 9, 2015 - Electro Rent Corporation (Nasdaq: ELRC) today reported financial results for the fiscal third quarter ended February 28, 2015.

Total revenues for the fiscal 2015 third quarter were $56.3 million, compared with $62.0 million for the same quarter one year ago. Rental and lease revenues amounted to $30.3 million, versus $32.5 million last year. Sales of equipment and other revenues equaled $26.1 million for the fiscal 2015 third quarter, compared with $29.5 million for the comparable prior-year period.

“There were encouraging signs in parts of our business during the third quarter, but they did not offset the softness we experienced elsewhere,” said Daniel Greenberg, Chairman and CEO. “Our business in industrial markets held steady while our data products business grew modestly. Average equipment on rent and utilization in our test and measurement business were slightly better than last year, and we are starting to see signs of higher defense spending in key areas related to our business.

“On the other hand, growth in the telecom sector slowed, aerospace and defense companies continued to deal with sequestration and lower budgets, and semiconductor manufacturers struggled with declines in PC sales. Additionally, we were impacted by lower used equipment sales, competitive pricing pressures, a change in product mix and a stronger U.S. dollar, particularly against the Canadian dollar and Euro, which reduced revenues generated outside of the United States,” Greenberg said.

Selling, general and administrative expenses for the 2015 third fiscal quarter totaled $14.7 million, or 26.1% of total revenues, versus $14.4 million, or 23.2% of total revenues, for the same quarter last year, reflecting increased professional fees primarily related to the new COSO and PCAOB guidelines.

Total operating expenses were $52.7 million for the fiscal 2015 third quarter, compared with $54.8 million a year ago.

Operating profit for the third quarter of fiscal 2015 was $3.7 million, or 6.5% of total revenues, versus $7.2 million, or 11.6% of total revenues, for the third quarter of fiscal 2014. The change principally related to the decline in revenues.

Net income totaled $2.4 million, or $0.10 per diluted share, for the fiscal 2015 third quarter, compared with $4.5 million, or $0.19 per diluted share, last year.

Rental equipment purchases for the fiscal 2015 third quarter totaled $16.4 million, compared with $12.6 million for the same quarter last year.

Electro Rent’s effective tax rate was 35.3% for the third quarter of fiscal 2015, compared with 37.8% for the same quarter a year ago. The decrease was due to a decline in pretax income relative to the level of permanent differences during the third quarter of fiscal 2015.

Total revenues for the first nine months of fiscal 2015 were $177.9 million, compared with $180.1 million for the comparable period last year. Rental and lease revenues equaled $97.6 million for the fiscal 2015 year-to-date period, versus $103.3 million for the first nine months of fiscal 2014. Equipment sales and other revenues totaled $80.3 million for the nine months ended February 28, 2015, compared with $76.7 million for the nine months ended February 28, 2014.

Selling, general and administrative expenses were $44.3 million, or 24.9% of total revenues, for the first nine months of fiscal 2015, versus $43.3 million, or 24.0% of total revenues, for the first nine months of fiscal 2014.
Total operating expenses for the fiscal 2015 year-to-date period amounted to $160.6 million, compared with $155.2 million for the same period last year.

Operating profit for the nine months ended February 28, 2015 totaled $17.4 million, or 9.8% of total revenue, versus $24.9, or 13.8% of total revenue, for the prior-year period.

Net income for the first nine months of fiscal 2015 was $12.0 million, or $0.49 per diluted share, compared with $15.8 million, or $0.65 per diluted share, for the corresponding period of fiscal 2014. Net income for the fiscal 2015 period included $1.4 million, before tax, in income related to a settlement received from a class action lawsuit involving the purchase of certain computer products, and a $1.3 million reduction in sales of equipment and other revenues, before tax, related to a non-recurring, out-of-period adjustment.

Rental equipment purchases for the first nine months of fiscal 2015 were $48.8 million, versus $42.7 million for the first nine months of fiscal 2014.

The net book value of Electro Rent's equipment was $216.8 million at February 28, 2015, compared with $221.9 million at May 31, 2014.

Electro Rent had a sales order backlog for test and measurement equipment relating to its Keysight Technologies resale agreement of $7.1 million at February 28, 2015, versus $9.8 million one year ago. The majority of the backlog is expected to be delivered to customers within the next six months.

Electro Rent paid dividends of $4.9 million for the third quarter of fiscal 2015. On an annualized basis, Electro Rent’s current quarterly dividend of $0.20 per common share represents a 6.9% yield on the April 8, 2015 closing share price of $11.56. Payment of future dividends is at the discretion of the Company’s Board of Directors and may depend on factors such as sales, profitability and capital needs, among others.

Total shareholders' equity at February 28, 2015 was $229.1 million, or $9.51 per share, versus $231.0 million, or $9.62 per share, at May 31, 2014.

Electro Rent’s cash balance was $8.1 million at the end of the third quarter of fiscal 2015, compared with $5.9 million at the end of fiscal 2014.

“The coming months will be both challenging and exciting. Now that we are no longer limited by an exclusive arrangement with Keysight, we are pursuing productive conversations for new partnerships to replace the lost Keysight revenue,” Greenberg said. “Electro Rent’s strong marketplace reputation, robust platform and talent pool provide the foundation for a broad, new initiative with multiple suppliers to build a more diverse and healthy business. I remain confident in Electro Rent’s long-term success, as we continue to offer customers a best-in-class equipment pool, extraordinary flexibility, and dependable insight and product knowledge.”

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

“Safe Harbor" Statement:
Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Electro Rent’s management's current views with respect to future events and financial performance. Forward looking statements in this press release include statements regarding whether defense budgets will increase, whether certain industries will rebound, whether exchange rates will moderate, whether Electro Rent will maintain equipment on rent and utilization rates, whether Electro Rent will pay future dividends and in what amounts, and whether Electro Rent can implement alternatives to its Keysight reseller agreement. You should not put undue reliance on these statements. When used, the words "expect" and "will" and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. The company believes its assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission, including: general macroeconomic conditions may not improve or may deteriorate; U.S. federal government spending with respect to defense and other research and development activities may not increase or may decline; Electro Rent may not succeed in retaining its key sales personnel; and manufacturers of test and measurement equipment may not be willing to enter reseller arrangements with Electro Rent. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, the company’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except per share data)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2015	2014	2015	2014
Revenues:
Rentals and leases	$30,252	$32,485	$97,610	$103,347
Sales of equipment and other revenues	26,090	29,531	80,306	76,713
Total revenues	56,342	62,016	177,916	180,060
Operating expenses:
Depreciation of rental and lease equipment	13,844	14,361	42,429	42,975
Costs of rentals and leases, excluding depreciation	4,544	4,493	13,665	14,103
Costs of sales of equipment and other revenues	19,598	21,583	60,161	54,800
Selling, general and administrative expenses	14,692	14,394	44,311	43,299
Total operating expenses	52,678	54,831	160,566	155,177
Operating profit	3,664	7,185	17,350	24,883
Interest income, net	82	106	264	275
Other income	—	—	1,390	—
Income before income taxes	3,746	7,291	19,004	25,158
Income tax provision	1,321	2,754	7,013	9,343
Net income	$2,425	$4,537	$11,991	$15,815
Earnings per share:
Basic	$0.10	$0.19	$0.49	$0.65
Diluted	$0.10	$0.19	$0.49	$0.65
Shares used in per share calculation:
Basic	24,377	24,334	24,355	24,320
Diluted	24,377	24,367	24,355	24,349

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share numbers)

	February 28, 2015	May 31, 2014
ASSETS
Cash and cash equivalents	$8,133	$5,946
Accounts receivable, net of allowance for doubtful accounts of $592 and $555	32,046	34,970
Rental and lease equipment, net of accumulated depreciation of $241,431 and $237,151	216,841	221,888
Other property, net of accumulated depreciation and amortization of $19,496 and $18,983	13,317	13,122
Goodwill	3,109	3,109
Intangibles, net of accumulated amortization of $1,732 and $1,632	773	873
Other assets	27,508	22,150
	$301,727	$302,058
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Bank borrowings	$—	$—
Accounts payable	7,563	7,279
Accrued expenses	14,625	14,472
Deferred revenue	6,159	7,537
Deferred tax liability	44,259	41,812
Total liabilities	72,606	71,100
Commitments and contingencies (Note 11)
Shareholders’ equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued	—	—
Common stock, no par - shares authorized 40,000,000; issued and outstanding February 28, 2015 - 24,104,834; May 31, 2014 - 24,007,709	40,123	39,252
Retained earnings	188,998	191,706
Total shareholders’ equity	229,121	230,958
	$301,727	$302,058